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Company Contact                          Investor Contacts:
Delcath Systems, Inc.                    Todd Fromer / Garth Russell
Richard Taney                            KCSA Worldwide
203-323-8668                             (212) 896-1215 / (212) 896-1250
www.delcath.com                          tfromer@kcsa.com / grussell@kcsa.com
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Media Contact:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com
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                                                FOR IMMEDIATE RELEASE


           Delcath Systems Reports Positive Data From Ongoing Phase II
         Multi-Histology Trial at the Second International Symposium on
                           Regional Cancer Therapies

                                      ---

   Interim Data Supports Expansion of Neuroendocrine Arm of Delcath's Phase II
                                      Trial

San Juan, Puerto Rico, Feruary 26, 2007 -- Delcath Systems, Inc. (Nasdaq: DCTH) today reported encouraging interim results from its ongoing Phase II multi-histology trial of the treatment of unresectable primary and metastatic cancers of the liver using the Delcath system with melphalan. The trial began under a Cooperative Research and Development Agreement (CRADA) between the National Cancer Institute ("NCI") and Delcath Systems, Inc. James F. Pingpank, M.D. of the NCI Surgery Branch is the Principal Investigator of the clinical study.

During the Second International Symposium on Regional Cancer Therapies in San Juan, Puerto Rico, William Burns, M.D. presented data from the completed Phase I trial and the neuroendocrine arm of the Phase II multi-histology trial in a session entitled, "Percutaneous Liver Perfusion for Patients with Metastatic Neuroendocrine Tumors." The presentation revealed that of the 14 patients for which data is currently available, 12 were evaluable, and that objective tumor responses, including partial and complete responses, were observed in nine of the 12 patients (75%) treated using the Delcath system with melphalan. Furthermore, Dr. Pingpank reported that a significant and durable tumor response was observed in patients with large volume, unresectable hepatic metastases. Dr. Pingpank is continuing to gather response and survival data in these patients.

The Phase II protocol requires at least a partial response in a minimum of four of the 14 patients within each trial arm before expanding the respective trial arm to 25 patients. Therefore, these interim results support the expansion of the neuroendocrine arm of the Phase II multi-histology trial by the NCI from 14 patients to full enrollment, or 25 patients. Upon completion of the expanded neuroendocrine arm of the Phase II multi-histology trial and FDA approval, the neuroendocrine arm of the trial could then advance to Phase III testing. Enrollment continues in the other two arms of this trial.


Richard Taney, Chief Executive Officer of Delcath Systems, said, "With our pivotal study on the treatment of metastatic melanoma in the liver already underway at the NCI, today's promising results underscore the Delcath system's potential as a highly-effective regional therapy for the treatment of various forms of cancer that have metastasized to the liver. We are excited that the NCI plans to expand the neuroendocrine arm of this study and continues to accumulate favorable data as a result of their work with the Delcath system."

Taney concluded, "We are proud to be sponsors of the International Symposium on Regional Cancer Therapies for the second consecutive year. As a leader in isolated perfusion technologies, Delcath is dedicated to fostering greater awareness of the progress being made in regional cancer therapies. We strongly support this unique forum for emerging therapies and the open exchange of ideas among such distinguished members of the medical community."

The Symposium was sponsored by the David C. Koch Regional Perfusion Cancer Therapy Center of the University of Pittsburgh Cancer Centers.

The Second International Symposium serves as a comprehensive forum to promote the research, development and application of the most recent advances in regional therapies in surgical oncology, while supporting the exchange of information among healthcare professionals. The course co-directors at the event include Dr. H. Richard Alexander, Professor of Surgery, University of Maryland Medical Center, Dr. David L. Bartlett, Professor of Surgery, University of Pittsburgh School of Medicine, and Dr. Robert P. Edwards, Visiting Professor Obstetrics, Gynecology and Reproductive Sciences, University of Pittsburgh School of Medicine.

In attendance at the symposium were physicians and nurses practicing in the areas of medical, surgical, thoracic and gynecologic oncology and gastroenterology and researchers involved in the field of hyperthermia and regionally applied biologic therapies. For more information on the symposium please visit www.regionaltherapies.com.

About Delcath Systems, Inc.

Delcath Systems is a developer of percutaneous perfusion technology for organ or region-specific delivery of therapeutic agents. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada. For more information, please visit the Company's website, www.delcath.com.

This release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.


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